                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
- -------------------------------------------------------------------------------

The Board of Directors
INTERLINQ Software Corporation:


We consent to incorporation by reference in the registration statements (No. 33-63388 and 333-4558) on Form S-8 of INTERLINQ Software Corporation of our report dated August 6, 1996, relating to the balance sheets of INTERLINQ Software Corporation as of June 30, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K.

Our report refers to a change in the method of accounting for income taxes effective July 1, 1993.



/s/ KPMG Peat Marwick LLP


Seattle, Washington
September 27, 1996




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